EXHIBIT 99.2

CDW Declares Cash Dividend of $0.0425 Per Share

Reinforcing Commitment to Delivering Value to Shareholders

VERNON HILLS, Ill., May 8, 2014 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW) today announced that its Board of Directors has declared a quarterly cash dividend of $0.0425 per common share to be paid on June 10, 2014 to all shareholders of record as of the close of business on May 27, 2014. Future dividends will be subject to Board approval.

"When CDW became a public company last year, we made a commitment to deliver value to our shareholders, just as we've delivered value to our customers and partners across the US and Canada for nearly 30 years," said Ann E. Ziegler, senior vice president & chief financial officer, CDW. "This dividend reinforces our commitment."

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare. A Fortune 500 company, CDW was founded in 1984 and employs more than 7,000 coworkers. For the trailing twelve months ended March 31, 2014, the company generated net sales of more than $11.0 billion. For more information, visit www.CDW.com.

Investor Inquiries	Media Inquiries
Sari Macrie, CFA	Mary Viola
Vice President, Investor Relations	Sr. Director, Corporate Communications
847-968-0238	847-968-0743
investorrelations@cdw.com	mediarelations@cdw.com

CDWPR-FI